EXHIBIT 5.1

PILLSBURY WINTHROP LLP
2550 HANOVER STREET
PALO ALTO, CA 94304

September 16, 2002

Micro Linear Corporation
2092 Concourse Drive
San Jose, California 95131

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Micro Linear Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 55,307 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”), issuable pursuant to the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the ESPP, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP

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